Exhibit 10.8
CARLISLE COMPANIES INCORPORATED
PERFORMANCE SHARE AGREEMENT
This Agreement (this “Agreement”) is made as of [[GRANT DATE]] (the “Date of Grant”) by and between Carlisle Companies Incorporated (the “Company”) and [[FIRST NAME]] [[LAST NAME]] (the “Grantee”).
1.Grant of Performance Shares. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Company’s Incentive Compensation Program (the “Program”), the Company hereby grants to the Grantee as of the Date of Grant [[SHARES GRANTED]] performance shares (the “Performance Shares”) for the performance period beginning January 1st of the year of the Date of Grant and ending December 31st of the year immediately preceding the third anniversary of the Date of Grant (the “Performance Period”.) The actual number of Performance Shares earned by the Grantee for the Performance Period shall be based on attainment of the Management Objective described in Section 2.
2.Management Objective. The management objective applicable to the Performance Shares is the total shareholder return with respect to the Common Shares of the Company for the Performance Period relative to the total shareholder return of the S&P MidCap 400 Index as reported by Standard & Poor’s for the Performance Period (the “Management Objective”). The number of Performance Shares earned for achievement of the Management Objective shall be determined from the following table:

Company’s Total Shareholder Return Percentile[1]	Percentage of Performance Shares Earned
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile or above	200%

The percentage of Performance Shares earned for total shareholder return between the 25th and 50th percentile or the 50th and 75th percentile will be determined by linear interpolation.
For purposes of applying the Management Objective, the total shareholder return with respect to the Common Shares of the Company shall be determined by assuming the reinvestment of all dividends as and when paid by the Company and using the average of the closing market prices for a Common Share for the first ten trading days of the Performance Period and the average of the closing market prices for a Common Share for the last ten trading days of the Performance Period.

1Means the Company’s total shareholder return expressed as a percentage of the total shareholder return of the companies comprising the S&P MidCap 400 Index for the Performance Period.
3.Distribution of Common Shares and Contingent Dividend Payment. As soon as practicable after the completion of the Performance Period (but no later than seventy-five (75) days thereafter) and subsequent to the third anniversary of the Date of Grant, the Company shall distribute to the Grantee (a) one Common Share for each whole Performance Share earned by the Grantee and (b) a cash payment equal to the product of the aggregate cash dividends paid by the

Company during the Performance Period with respect to a Common Share and the number of whole Performance Shares earned by the Grantee.
4.Deferral of Distribution of Common Shares. The Grantee may elect to defer distribution of all (or any portion) of the Common Shares described in Section 3(a). To be effective, the Grantee must complete a deferral election under the Carlisle Companies Incorporated Nonqualified Deferred Compensation Plan (the “Deferral Plan”) in accordance with procedures established by the administrator of the Deferral Plan. The Grantee may not elect to defer the contingent dividend payment described in Section 3(b).
5.Vesting of Performance Shares. The Performance Shares shall become nonforfeitable on the third anniversary of the Date of Grant if the Grantee shall have remained in the continuous employ of the Company or its Subsidiaries until such date. Subject to the terms of the Program and notwithstanding the preceding sentence, if, prior to the date the Performance Shares become fully nonforfeitable pursuant to the preceding sentence the Grantee ceases to be an employee of the Company or any Subsidiary as a result of the Grantee’s death, Disability, Retirement at or after age 65, or termination of employment by the Company other than for Cause, the Performance Shares shall remain outstanding and shall be earned based on attainment of the Management Objective described in Section 2. Except as otherwise provided in this Agreement, the Performance Shares shall be forfeited upon the Grantee’s termination of employment prior to the date the Performance Shares become fully nonforfeitable pursuant to this Section 5.
6.Change of Control. In the event a Change of Control of the Company, 200% of the Performance Shares shall be earned and be immediately distributable to the Grantee.
7.No Stockholder Rights. The Performance Shares shall not entitle the Grantee to any rights as a stockholder of the Company.
8.Award Non-transferable. The Performance Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee; provided, however, that the Grantee’s rights with respect to such Performance Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 8 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Performance Shares.
9.No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.
10.Non-Competition. (a) In consideration of the benefits described in this Agreement, the Grantee will not (i) for a period of one year following the Grantee’s separation from the Company and its Subsidiaries, as a proprietor, partner, shareholder, director, officer, employee, investor or in any other capacity own, engage in, conduct, manage, operate, control, or participate in, be employed by, render services to or otherwise be associated with any business (irrespective of the form in which such business is conducted) which is competitive with the Covered Business, provided, however, the foregoing shall not prevent the Grantee from owning not more than two percent (2%) of the issued and outstanding shares of a class of securities the securities of which are traded on a national security exchange or in the over-the-counter market, (ii) solicit or employ any personnel employed by the Covered Business, the Company or its Subsidiaries to become employed or otherwise affiliated with any entity of which the Grantee is employed or otherwise affiliated or (iii) divulge to anyone any confidential or non-public information (financial and otherwise) relating to the Covered Business, the Company or any of its Subsidiaries unless required by law. (The restrictions contained in subclauses (i) – (iii) are sometimes referred to herein as the “Covenants.”) For purposes of this Agreement, the term Covered Business means (i) the business conducted by the Company and its Subsidiaries, if the Grantee was employed by the Company’s corporate office at any time during the one year period ending on the Grantee’s separation from the Company and its Subsidiaries, or (ii) in any other case, the business(es) conducted by the segment(s) of the Company which employed the Grantee at any time during the one year period ending on such separation.
(b) Pursuant to the Defend Trade Secrets Act of 2016 (8 U.S.C. § 1833(b)), the Grantee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If the Grantee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Grantee may disclose the trade secret to the Grantee’s attorney and use the trade secret information in the court proceeding, if the Grantee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Notwithstanding any provision in any agreement the Grantee has with the Company, the Grantee may disclose any confidential or non-public information (i) to report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress and any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal law or regulation or (ii) as required by law or order by a court; provided, however, the Grantee agrees to notify the Company in advance if the Grantee is required to provide information or testimony in connection with any action brought by a non-governmental or non-regulatory person or entity.
(c) The Grantee further agrees that any violation of the Covenants will cause serious and irreparable damage to the Covered Business, the Company and/or its Subsidiaries and the Grantee agrees that in the event of a violation of the Covenants, the Covered Business, the Company or its Subsidiaries may seek, in addition to any other rights or remedies, an injunction or restraining order prohibiting such violation. The Covenants are intended to limit disclosure and competition to the maximum extent permitted by law. If it is finally determined that the scope or duration of any Covenant is too excessive to be legally enforceable, then the Grantee agrees that the scope or duration of the limitation shall be the maximum scope or duration which is legally enforceable.
11.Taxes and Withholding. To the extent that the Company shall be required to withhold any federal, state, local or other taxes in connection with the issuance or vesting of the Performance Shares, and the amounts available to the Company for such withholding are insufficient, the Grantee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof.
12.Amendments. Any amendment to the Program shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Any waiver of any term or condition or breach of this Agreement shall not be a waiver of any other term or condition or of the same term or condition.
13.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
14.Relation to Program; Cause. This Agreement is subject to the terms and conditions of the Program. This Agreement and the Program contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Program, the Program shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Program. The term “Cause” means: (i) the conviction of or plea of no contest by the Grantee to a felony or to a misdemeanor where active imprisonment is imposed, (ii) the deliberate neglect of, willful misconduct in the performance of, or continued failure to substantially perform, the Grantee’s material duties as an employee of the Company; (iii) the Grantee’s deliberate and material violation of any Company policy; or (iv) the Grantee’s deliberate breach of fiduciary duties owed to the Company; provided, that the Company provides written notice to the Grantee of the occurrence of any circumstance or event described in clauses (ii), (iii), or (iv), and the Grantee has failed to remedy such circumstance or event within thirty (30) days following the Grantee’s receipt of such notice. The Committee acting pursuant to the Program, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of Performance Shares.
15.Successors and Assigns. Without limiting Section 8 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
16.Governing Law. This Agreement and any claim, controversy or dispute arising under or related to the Program or this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in such state. Each party hereto irrevocably submits, on behalf of itself and its representatives, to the exclusive jurisdiction of any state or federal court within the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement via electronic acceptance, as of the day and year first above written.
CARLISLE COMPANIES INCORPORATED

By:
Name: D. Christian Koch
Title: President and Chief Executive Officer